FOR IMMEDIATE RELEASE

Alpha Announces Third Quarter 2024 Financial Results

•Posts third quarter net income of $3.8 million, or $0.29 per diluted share
•Reports Adjusted EBITDA of $49.0 million for the quarter
•Increases quarter-over-quarter total liquidity by 42% or $150.3 million
•Announces sales commitments to domestic customers for shipment in 2025
•Introduces guidance for full year 2025

BRISTOL, Tenn., November 1, 2024 - Alpha Metallurgical Resources, Inc. (NYSE: AMR), a leading U.S. supplier of metallurgical products for the steel industry, today reported financial results for the third quarter ending September 30, 2024.

	(millions, except per share)
	Three months ended
	Sep. 30, 2024	June 30, 2024	Sep. 30, 2023
Net income	$3.8	$58.9	$93.8
Net income per diluted share	$0.29	$4.49	$6.65
Adjusted EBITDA(1)	$49.0	$116.0	$153.9
Operating cash flow	$189.5	$138.1	$157.2
Capital expenditures	($31.5)	($61.1)	($54.7)
Tons of coal sold	4.1	4.6	4.2
__________________________________
1. These are non-GAAP financial measures. A reconciliation of Net Income to Adjusted EBITDA is included in tables accompanying the financial schedules.

"Our third quarter results reflect the softness of metallurgical coal markets, which is driven by weak global steel demand," said Andy Eidson, Alpha's chief executive officer. "A slowdown in manufacturing activity, increased economic headwinds, and geopolitical uncertainties across the world have exerted downward pressure on steel demand, which impacts met coal demand and pricing. Despite these external factors, we continue to focus internally on safely running our operations and working to protect our business with a strong balance sheet. This means we have been taking a close look at our costs across the board and making some changes to help the organization withstand this period of lower revenue generation."

Eidson continued: "Looking ahead to 2025, we are issuing guidance for next year and announcing our domestic sales commitments, which include 3.7 million tons contracted at an average price of $152.51 per ton. We are pleased with our committed tonnage for 2025, especially in light of the challenging market dynamics that served as a backdrop to this negotiation season, and we will seek opportunities to capture potential upside in the export market if the metallurgical markets rebound and begin to move higher."

Financial Performance

Alpha reported net income of $3.8 million, or $0.29 per diluted share, for the third quarter 2024, as compared to net income of $58.9 million, or $4.49 per diluted share, in the second quarter.

Total Adjusted EBITDA was $49.0 million for the third quarter, compared to $116.0 million in the second quarter.

Coal Revenues

	(millions)
	Three months ended
	Sep. 30, 2024	June 30, 2024
Met Segment	$669.8	$800.1

Met Segment (excl. freight & handling)(1)	$550.7	$645.7

Tons Sold	(millions)
	Three months ended
	Sep. 30, 2024	June 30, 2024
Met Segment	4.1	4.6
__________________________________
1. Represents Non-GAAP coal revenues which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Coal Sales Realization(1)

	(per ton)
	Three months ended
	Sep. 30, 2024	June 30, 2024
Met Segment	$132.76	$141.86
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Third quarter net realized pricing for the Met segment was $132.76 per ton.

The table below provides a breakdown of our Met segment coal sold in the third quarter by pricing mechanism.

	(in millions, except per ton data)
Met Segment Sales	Three months ended Sep. 30, 2024
	Tons Sold	Coal Revenues	Realization/ton(1)	% of Met Tons Sold
Export - Other Pricing Mechanisms	1.9	$241.0	$129.31	48%
Domestic	0.9	$145.9	$160.35	23%
Export - Australian Indexed	1.1	$144.8	$128.61	29%
Total Met Coal Revenues	3.9	$531.8	$136.35	100%
Thermal Coal Revenues	0.2	$18.9	$76.33
Total Met Segment Coal Revenues (excl. freight & handling)(1)	4.1	$550.7	$132.76
__________________________________
1. Represents Non-GAAP coal sales realization which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Cost of Coal Sales

	(in millions, except per ton data)
	Three months ended
	Sep. 30, 2024	June 30, 2024
Met Segment	$598.7	$663.8
Met Segment (excl. freight & handling/idle)(1)	$474.0	$497.6

(per ton)
Met Segment(1)	$114.27	$109.31

__________________________________
1. Represents Non-GAAP cost of coal sales and Non-GAAP cost of coal sales per ton which is defined and reconciled under "Non-GAAP Financial Measures" and "Results of Operations."

Alpha's Met segment cost of coal sales increased to an average of $114.27 per ton in the third quarter, compared to $109.31 per ton in the second quarter. The increase in costs for the third quarter is primarily related to reduced productivity quarter-over-quarter.

Liquidity and Capital Resources

Cash provided by operating activities in the third quarter increased to $189.5 million as compared to $138.1 million in the second quarter. The third quarter cash flows were positively impacted by a decrease in working capital of $144.5 million. The primary drivers of the working capital release were a reduction to accounts receivable and inventory. Capital expenditures for the third quarter were $31.5 million compared to $61.1 million for the second quarter.

As of September 30, 2024, the company had total liquidity of $507.0 million, including cash and cash equivalents of $484.6 million and $97.5 million of unused availability under the ABL, partially offset by a minimum required liquidity of $75.0 million as required by the ABL. Total liquidity increased by $150.3 million relative to the second quarter. As of September 30, 2024, the company had no borrowings and $57.5 million in letters of credit outstanding under the ABL. Total long-term debt, including the current portion of long-term debt as of September 30, 2024, was $6.7 million.

Share Repurchase Program

As previously announced, Alpha's board of directors authorized a share repurchase program allowing for the expenditure of up to $1.5 billion for the repurchase of the company's common stock. As of October 31, 2024, the company has acquired approximately 6.6 million shares of common stock at a cost of approximately $1.1 billion, or approximately $165.74 per share. The number of common stock shares outstanding as of October 31, 2024 was 13,016,010. The outstanding share count does not include the potentially dilutive effect of unvested equity awards.

The timing and amount of share repurchases will continue to be determined by the company's management based on its evaluation of market conditions, the trading price of the stock, applicable legal requirements, compliance with the provisions of the company's debt agreements, and other factors.

2025 Domestics Sales Commitments

Alpha has committed approximately 3.7 million tons of metallurgical coal to domestic customers for shipment in the 2025 calendar year at an average price of $152.51 per ton.

Issuance of 2025 Operational Guidance

The company is issuing operational guidance for the 2025 calendar year. For sales volumes, Alpha expects to ship between 15.0 million and 16.0 million metallurgical tons in 2025 as well as another 1.0 million to 1.4 million tons of incidental thermal coal, bringing total 2025 shipment expectations to a range of 16.0 million to 17.4 million tons for the year.

Alpha expects its 2025 cost of coal sales to be between $103.00 and $108.00 per ton.

The guidance range for selling, general and administrative (SG&A) costs is $53 million to $59 million in 2025, excluding non-recurring expenses and non-cash stock compensation. Idle operations expense is expected to be between $18 million and $28 million. The company anticipates 2025 net cash interest income of $2 million to $10 million, and depreciation, depletion and amortization of $165 million to $185 million.

The company expects capital expenditures in the range of $152 million to $182 million, which includes sustaining maintenance capital as well as development capital to continue progress on its Kingston Wildcat (formerly named Kingston Sewell) mine.

2025 contributions to equity affiliates are expected in the range of $44 million to $54 million, which include planned capital investments in Dominion Terminal Associates. The guidance range for cash contributions includes both cash contributions for normal operations of the facility as well as Alpha's 2025 share of the investments in DTA's facility upgrade program.

The company expects a tax rate of between 0% and 5% for calendar year 2025.

2024 Performance Update

As of October 23, 2024, for the 2024 calendar year, Alpha has committed and priced approximately 86% of its metallurgical coal for 2024 at an average price of $152.42 per ton and 100% of thermal coal for the year at an average expected price of $75.97 per ton.

	2024 Guidance		2025 Guidance
in millions of tons	Low	High	Low	High
Metallurgical	15.5	16.5	15.0	16.0
Thermal	0.9	1.3	1.0	1.4
Met Segment - Total Shipments	16.4	17.8	16.0	17.4

Committed/Priced[1,2,3]	Committed	Average Price	Committed	Average Price
Metallurgical - Domestic		$160.73		$152.51
Metallurgical - Export		$149.28
Metallurgical Total	86%	$152.42	24%	$152.51
Thermal	100%	$75.97	96%	$79.90
Met Segment	88%	$145.90	29%	$135.27

Committed/Unpriced[1,3]	Committed		Committed
Metallurgical Total	14%		35%
Thermal	—%		—%
Met Segment	12%		32%

Costs per ton[4]	Low	High	Low	High
Met Segment	$110.00	$116.00	$103.00	$108.00

In millions (except taxes)	Low	High	Low	High
SG&A5	$60	$66	$53	$59
Idle Operations Expense	$25	$33	$18	$28
Net Cash Interest Income	$10	$14	$2	$10
DD&A	$160	$180	$165	$185
Capital Expenditures	$210	$240	$152	$182
Capital Contributions to Equity Affiliates[6]	$32	$42	$44	$54
Tax Rate	5%	10%	0%	5%
Notes:
1.Based on committed and priced coal shipments as of October 23, 2024. Committed percentage based on the midpoint of shipment guidance range.
2.Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.
3.Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.
4.Note: The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP cost of coal sales per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include freight and handling costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts freight and handling costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. These amounts have varied historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.
5.Excludes expenses related to non-cash stock compensation and non-recurring expenses.
6.Includes contributions to fund normal operations at our DTA export facility and expected capital investments related to the facility upgrades.

Conference Call
The company plans to hold a conference call regarding its third quarter results on November 1, 2024, at 10:00 a.m. Eastern time. The conference call will be available live on the investor section of the company’s website at https://alphametresources.com/investors. Analysts who would like to participate in the conference call should dial 877-407-0832 (domestic toll-free) or 201-689-8433 (international) approximately 15 minutes prior to start time.

About Alpha Metallurgical Resources

Alpha Metallurgical Resources (NYSE: AMR) is a Tennessee-based mining company with operations across Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Alpha reliably supplies metallurgical products to the steel industry. For more information, visit www.AlphaMetResources.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements are based on Alpha's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Alpha to predict these events or how they may affect Alpha. Except as required by law, Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur. See Alpha’s filings with the U.S. Securities and Exchange Commission for more information.

FINANCIAL TABLES FOLLOW

Non-GAAP Financial Measures

The discussion below contains “non-GAAP financial measures.” These are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP” or “GAAP”). Specifically, we make use of the non-GAAP financial measures “Adjusted EBITDA,” “non-GAAP coal revenues,” “non-GAAP cost of coal sales,” and “non-GAAP coal margin.” We use Adjusted EBITDA to measure the operating performance of our segments and allocate resources to the segments. Adjusted EBITDA does not purport to be an alternative to net income as a measure of operating performance or any other measure of operating results, financial performance, or liquidity presented in accordance with GAAP. Moreover, this measure is not calculated identically by all companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is presented because management believes it is a useful indicator of the financial performance of our coal operations. We use non-GAAP coal revenues to present coal revenues generated, excluding freight and handling fulfillment revenues. Non-GAAP coal sales realization per ton for our operations is calculated as non-GAAP coal revenues divided by tons sold. We use non-GAAP cost of coal sales to adjust cost of coal sales to remove freight and handling costs, depreciation, depletion and amortization - production (excluding the depreciation, depletion and amortization related to selling, general and administrative functions), accretion on asset retirement obligations, amortization of acquired intangibles, net, and idled and closed mine costs. Non-GAAP cost of coal sales per ton for our operations is calculated as non-GAAP cost of coal sales divided by tons sold. Non-GAAP coal margin per ton for our coal operations is calculated as non-GAAP coal sales realization per ton for our coal operations less non-GAAP cost of coal sales per ton for our coal operations. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends and to adjust for items that may not reflect the trend of future results by excluding transactions that are not indicative of our core operating performance. Furthermore, analogous measures are used by industry analysts to evaluate the Company’s operating performance. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, capital investments and other factors.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures. For comparability purposes, certain immaterial segment information for the three and nine months ended September 30, 2023 have been recast to conform to the current year presentation.

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Coal revenues	$669,783	$738,998	$2,331,196	$2,499,503
Other revenues	2,114	2,822	8,742	11,923
Total revenues	671,897	741,820	2,339,938	2,511,426
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	598,725	564,608	1,910,847	1,687,259
Depreciation, depletion and amortization	42,414	32,582	126,495	94,231
Accretion on asset retirement obligations	6,326	6,376	18,726	19,129
Amortization of acquired intangibles, net	1,675	2,069	5,025	6,458
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	15,987	18,053	57,169	56,251
Other operating loss (income)	1,461	973	3,813	(1,665)
Total costs and expenses	666,588	624,661	2,122,075	1,861,663
Income from operations	5,309	117,159	217,863	649,763
Other (expense) income:
Interest expense	(1,041)	(1,746)	(3,228)	(5,322)
Interest income	5,145	4,639	13,256	8,911
Equity loss in affiliates	(7,011)	(6,660)	(14,568)	(11,582)
Miscellaneous expense, net	(2,685)	(614)	(8,259)	(857)
Total other expense, net	(5,592)	(4,381)	(12,799)	(8,850)
(Loss) income before income taxes	(283)	112,778	205,064	640,913
Income tax benefit (expense)	4,087	(18,964)	(15,356)	(94,973)
Net income	$3,804	$93,814	$189,708	$545,940

Basic income per common share	$0.29	$6.88	$14.58	$37.87
Diluted income per common share	$0.29	$6.65	$14.43	$36.46

Weighted average shares – basic	13,017,820	13,633,640	13,011,234	14,416,289
Weighted average shares – diluted	13,092,019	14,110,488	13,146,566	14,973,168

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$484,560	$268,207
Trade accounts receivable, net of allowance for credit losses of $1,287 and $234 as of September 30, 2024 and December 31, 2023, respectively	375,869	509,682
Inventories, net	200,108	231,344
Prepaid expenses and other current assets	32,427	39,064
Total current assets	1,092,964	1,048,297
Property, plant, and equipment, net of accumulated depreciation and amortization of $647,259 and $558,905 as of September 30, 2024 and December 31, 2023, respectively	620,929	588,992
Owned and leased mineral rights, net of accumulated depletion and amortization of $120,206 and $99,826 as of September 30, 2024 and December 31, 2023, respectively	441,708	451,160
Other acquired intangibles, net of accumulated amortization of $43,568 and $38,543 as of September 30, 2024 and December 31, 2023, respectively	41,554	46,579
Long-term restricted investments	42,512	40,597
Long-term restricted cash	121,077	115,918
Deferred income taxes	8,857	8,028
Other non-current assets	109,818	106,486
Total assets	$2,479,419	$2,406,057
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,101	$3,582
Trade accounts payable	111,448	128,836
Accrued expenses and other current liabilities	190,085	177,512
Total current liabilities	304,634	309,930
Long-term debt	3,582	6,792
Workers’ compensation and black lung obligations	182,062	189,226
Pension obligations	104,610	101,908
Asset retirement obligations	170,643	166,509
Deferred income taxes	41,088	39,142
Other non-current liabilities	22,173	18,622
Total liabilities	828,792	832,129
Commitments and Contingencies
Stockholders’ Equity
Preferred stock - par value $0.01, 5,000,000 shares authorized, none issued	—	—
Common stock - par value $0.01, 50,000,000 shares authorized, 22,382,945 issued and 13,016,010 outstanding at September 30, 2024 and 22,058,135 issued and 12,938,679 outstanding at December 31, 2023	224	221
Additional paid-in capital	836,803	834,482
Accumulated other comprehensive loss	(48,080)	(40,587)
Treasury stock, at cost: 9,366,935 shares at September 30, 2024 and 9,119,456 shares at December 31, 2023	(1,296,916)	(1,189,715)
Retained earnings	2,158,596	1,969,527
Total stockholders’ equity	1,650,627	1,573,928
Total liabilities and stockholders’ equity	$2,479,419	$2,406,057

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Nine Months Ended September 30,
	2024	2023
Operating activities:
Net income	$189,708	$545,940
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	126,495	94,231
Amortization of acquired intangibles, net	5,025	6,458
Amortization of debt issuance costs and accretion of debt discount	839	1,585
Loss (gain) on disposal of assets	31	(6,089)
Accretion on asset retirement obligations	18,726	19,129
Employee benefit plans, net	15,123	9,989
Deferred income taxes	3,254	27,898
Stock-based compensation	9,317	9,678
Equity loss in affiliates	14,568	11,582
Other, net	(97)	(123)
Changes in operating assets and liabilities	140,672	(68,472)
Net cash provided by operating activities	523,661	651,806
Investing activities:
Capital expenditures	(156,167)	(183,836)
Proceeds on disposal of assets	763	7,855
Cash paid for business acquired	—	(11,919)
Purchases of investment securities	(37,015)	(166,515)
Sales and maturities of investment securities	36,529	249,598
Capital contributions to equity affiliates	(22,865)	(21,844)
Other, net	24	24
Net cash used in investing activities	(178,731)	(126,637)
Financing activities:
Principal repayments of long-term debt	(1,748)	(1,686)
Dividend and dividend equivalents paid	(3,077)	(99,731)
Common stock repurchases and related expenses	(117,648)	(403,385)
Other, net	(945)	3,302
Net cash used in financing activities	(123,418)	(501,500)
Net increase in cash and cash equivalents and restricted cash	221,512	23,669
Cash and cash equivalents and restricted cash at beginning of period	384,125	355,394
Cash and cash equivalents and restricted cash at end of period	$605,637	$379,063

Supplemental disclosure of noncash investing and financing activities:
Financing leases and capital financing - equipment	$1	$2,059
Accrued capital expenditures	$6,845	$11,618
Accrued common stock repurchases and stock repurchase excise tax	$4,652	$6,275
Accrued dividend payable	$424	$9,418

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows.

	As of September 30,
	2024	2023
Cash and cash equivalents	$484,560	$296,059
Long-term restricted cash	121,077	83,004
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$605,637	$379,063

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended			Nine Months Ended September 30,
	September 30, 2024	June 30, 2024	September 30, 2023	2024	2023
Net income	$3,804	$58,909	$93,814	$189,708	$545,940
Interest expense	1,041	1,101	1,746	3,228	5,322
Interest income	(5,145)	(4,140)	(4,639)	(13,256)	(8,911)
Income tax (benefit) expense	(4,087)	5,278	18,964	15,356	94,973
Depreciation, depletion and amortization	42,414	43,380	32,582	126,495	94,231
Non-cash stock compensation expense	3,013	3,535	2,999	9,317	9,678
Accretion on asset retirement obligations	6,326	6,257	6,376	18,726	19,129
Amortization of acquired intangibles, net	1,675	1,675	2,069	5,025	6,458
Adjusted EBITDA	$49,041	$115,995	$153,911	$354,599	$766,820

ALPHA METALLURGICAL RESOURCES, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended
(In thousands, except for per ton data)	September 30, 2024	June 30, 2024	September 30, 2023
Coal revenues	$669,783	$800,130	$738,998
Coal revenues - All Other	—	—	(7,517)
Coal revenues - Met	669,783	800,130	731,481
Less: Freight and handling fulfillment revenues	(119,093)	(154,402)	(94,770)
Non-GAAP Coal revenues - Met	$550,690	$645,728	$636,711
Non-GAAP Coal sales realization per ton - Met	$132.76	$141.86	$154.73

Cost of coal sales (exclusive of items shown separately below)	$598,725	$663,809	$564,608
Depreciation, depletion and amortization - production (1)	42,108	43,076	32,270
Accretion on asset retirement obligations	6,326	6,257	6,376
Amortization of acquired intangibles, net	1,675	1,675	2,069
Total Cost of coal sales	648,834	714,817	605,323
Total Cost of coal sales - All Other	—	—	(14,056)
Total Cost of coal sales - Met	648,834	714,817	591,267
Less: Freight and handling costs - Met	(119,093)	(154,402)	(94,770)
Less: Depreciation, depletion and amortization - production - Met (1)	(42,108)	(43,076)	(31,893)
Less: Accretion on asset retirement obligations - Met	(6,326)	(6,257)	(3,722)
Less: Amortization of acquired intangibles, net - Met	(1,675)	(1,675)	(2,069)
Less: Idled and closed mine costs - Met	(5,625)	(11,818)	(6,353)
Non-GAAP Cost of coal sales - Met	$474,007	$497,589	$452,460
Non-GAAP Cost of coal sales per ton - Met	$114.27	$109.31	$109.95

GAAP Coal margin - Met	$20,949	$85,313	$140,214
GAAP Coal margin per ton - Met	$5.05	$18.74	$34.07

Non GAAP Coal margin - Met	$76,683	$148,139	$184,251
Non GAAP Coal margin per ton - Met	$18.49	$32.54	$44.78

Tons sold - Met	4,148	4,552	4,115
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Nine Months Ended
	September 30, 2024	September 30, 2023
Coal revenues	$2,331,196	$2,499,503
Coal revenues - All Other	—	(47,041)
Coal revenues - Met	2,331,196	2,452,462
Less: Freight and handling fulfillment revenues	(407,219)	(319,244)
Non-GAAP Coal revenues - Met	$1,923,977	$2,133,218
Non-GAAP Coal sales realization per ton - Met	$147.26	$177.75

Cost of coal sales (exclusive of items shown separately below)	$1,910,847	$1,687,259
Depreciation, depletion and amortization - production (1)	125,580	93,343
Accretion on asset retirement obligations	18,726	19,129
Amortization of acquired intangibles, net	5,025	6,458
Total Cost of coal sales	2,060,178	1,806,189
Total Cost of coal sales - All Other	—	(53,877)
Total Cost of coal sales - Met	2,060,178	1,752,312
Less: Freight and handling costs - Met	(407,219)	(319,244)
Less: Depreciation, depletion and amortization - production - Met (1)	(125,580)	(92,421)
Less: Accretion on asset retirement obligations - Met	(18,726)	(11,165)
Less: Amortization of acquired intangibles, net - Met	(5,025)	(6,458)
Less: Idled and closed mine costs - Met	(27,218)	(16,145)
Non-GAAP Cost of coal sales - Met	$1,476,410	$1,306,879
Non-GAAP Cost of coal sales per ton - Met	$113.00	$108.90

GAAP Coal margin - Met	$271,018	$700,150
GAAP Coal margin per ton - Met	$20.74	$58.34

Non GAAP Coal margin - Met	$447,567	$826,339
Non GAAP Coal margin per ton - Met	$34.26	$68.86

Tons sold - Met	13,065	12,001
(1) Depreciation, depletion and amortization - production excludes the depreciation, depletion and amortization related to selling, general and administrative functions.

	Three Months Ended September 30, 2024
(In thousands, except for per ton data)	Tons Sold	Coal Revenues	Non-GAAP Coal sales realization per ton	% of Met Tons Sold
Export - other pricing mechanisms	1,864	$241,027	$129.31	48%
Domestic	910	145,922	$160.35	23%
Export - Australian indexed	1,126	144,810	$128.61	29%
Total Met segment - met coal	3,900	531,759	$136.35	100%
Met segment - thermal coal	248	18,931	$76.33
Non-GAAP Coal revenues	4,148	550,690	$132.76
Add: Freight and handling fulfillment revenues	—	119,093
Coal revenues	4,148	$669,783